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                                                                   Exhibit 10.82
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                [TRUMP HOTELS & CASINO RESORTS, INC. LETTERHEAD]




                                                     April 17, 2000



John P. Burke
[ADDRESS]

Dear Mr. Burke:

         This letter will serve to confirm our understanding and agreement pursuant to which Trump Hotels & Casino Resorts, Inc. ("THCR"), Trump Hotels & Casino Resorts Holdings, L.P. ("Holdings"), and Trump Atlantic City Associates ("TACA"), (THCR, Holdings and TACA collectively referred to as "Trump") have agreed to employ you, and you have agreed to be employed by Trump commencing as of May 1, 2000, and expiring December 31, 2001 ("Expiration Date"), unless terminated earlier pursuant to Paragraph 12 or 13 hereof:

1. You shall be employed by Trump in the capacity of Executive Vice President and Corporate Treasurer to perform such duties as are commonly attendant upon such offices and shall report directly to THCR's Chief Executive Officer.

2. During the term of this Agreement, you shall be paid an annual base salary at a rate not less than your current salary, payable periodically in accordance with Trump's regular payroll practices.

3. During each year of your employment with Trump, you shall be eligible to receive a bonus in an amount determined in the sole and absolute discretion of Trump's Chairman based upon the performance and profitability of Trump.

4. You shall be afforded coverage under Trump's employee insurance programs in such form and at such levels as Trump, in its sole and absolute discretion, may hereafter elect to provide for similarly situated executives.

5.       a.       You shall be entitled to participate in Trump's executive
                  benefit programs in such form and at such levels as Trump, in its sole and absolute discretion, may hereafter elect to provide similarly situated executives.

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John P. Burke
April 17, 2000
Page Two

         b. You shall also have free use of hotel valet and laundry services and executive comping privileges at such levels, if any, as Trump in its sole and absolute discretion, shall establish from time to time for similarly situated executives.

6. You agree that until the Expiration Date and so long as Trump continues to pay your salary as provided herein, you shall not accept employment, either as an employee, consultant or independent contractor, with any other casino hotel located in Atlantic City, New Jersey. You acknowledge and agree that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same is necessary to protect the legitimate interests of Trump, imposes no undue hardship on you and is not injurious to the public.

7. You hereby agree that throughout the term of this Agreement you shall devote your full time, attention and efforts to Trump's business and shall not, directly or indirectly, work for, consult with or otherwise engage in any other activities of a business nature for any other person or entity, without Trump's prior written consent. You will promptly communicate to Trump, in writing when requested, and marketing strategies, technical designs and concepts, and other ideas pertaining to Trump's business which are conceived or developed by you, alone or with others, at any time (during or after business hours) while you are employed by Trump. You acknowledge that all of those ideas will be Trump's exclusive property. You agree to sign any documents which Trump deems necessary to confirm its ownership of those ideas, and you agree to otherwise cooperate with Trump in order to allow Trump to take full advantage of those ideas.

8. You acknowledge that you have access to information which is proprietary and confidential to Trump. This information includes, but is not limited to, (1) the identity of customers and prospects, (2) names, addresses and phone numbers of individual contacts, (3) pricing policies, marketing strategies, product strategies and methods of operation, and (4) expansion plans, management policies and other business strategies and policies. You acknowledge and understand that this information must be maintained in strict confidence in order for Trump to protect its business and its competitive position in the marketplace. Accordingly, both during and after termination of your employment, you agree that you will not disclose any of this information for any purpose or remove materials containing this information from Trump's premises. Upon termination of your employment, you will immediately return to Trump all correspondence files, business card files, customer and prospect lists, price books, technical data, notes and other materials which contain any of this information, and you will not retain copies of those materials.

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John P. Burke
April 17, 2000
Page Three

9. You represent to Trump that there are no restrictions or agreements to which you are a party which would be violated by our execution of this Agreement and your employment hereunder.

10. You hereby agree to comply with all of the rules, regulations, policies and/or procedures adopted by Trump during the term of this Agreement, as well as all applicable state, federal and local laws, regulations and ordinances.

11. You hereby represent that you presently hold the New Jersey Casino Control Commission ("Commission") license required in connection with your employment hereunder and will take appropriate steps to renew said license in a timely manner.

12. Prior to the Expiration Date, Trump may terminate your employment hereunder only under the following circumstances (herein referred to as "Cause"):

         (i) Upon revocation by the Commission of your casino key employee license and the exhaustion of all appeals therefrom, or in the absence of an appeal, the exhaustion of any appeal period from such action;

         (ii) Your conviction of a crime under the law of any jurisdiction which constitutes a disqualifying crime described in N.J.S.A. 5:12-86;

         (iii) You shall become permanently disabled and unable to perform the essential functions of your position;

         (iv)              You die; or

         (v) Any breach by you of your duty of trust to Trump, such as theft by you from Trump or fraud committed by you upon Trump.

         In the event of a termination pursuant to this paragraph, Trump shall pay to you your compensation under Section 2 hereof earned to the date of termination and shall have no further liability or obligation to you under this Agreement.

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John P. Burke
April 17, 2000
Page Four

13. You may terminate this Agreement upon written notice to Trump at any time following a Change of Control, which termination shall be effective on the thirtieth day after such notice. For purposes of this Paragraph, a Change in Control means (i) the acquisition of Trump or over thirty-five (35%) percent of THCR's common stock or equivalent limited partnership interests by an unrelated entity, or (ii) the sale or long-term lease of all or substantially all of the assets of Trump. In the event of a termination pursuant to this Paragraph, you will receive in a lump sum payment the full amount of the unpaid compensation payable pursuant to Paragraph 2 hereof through the Expiration Date and the restrictions contained in Paragraph 6 hereof shall be null and void.

14. Trump shall indemnify, defend and hold you harmless, including the payment of reasonable attorney fees, if Trump does not directly provide your defense, from and against any and all claims made by anyone, including, but not limited to, a corporate entity, company, other employee, agent, patron or member of the general public with respect to any claim which asserts as a basis, any acts, omissions or other circumstances involving the performance of your employment duties hereunder unless such claim is based upon your gross negligence or any willful and/or wanton act.

15. You represent that you are a citizen of the United States or that you possess the proper visa and/or work permits necessary to perform your functions hereunder.

16. You acknowledge that it would be extremely difficult to measure the damages that might result from any breach by you of your promises in Sections 6, 7, and 8 of the Employment Contract and that a breach may cause irreparable injury to Trump which could not be compensated by money damages. Accordingly, Trump will be entitled to enforce this Employment Contract by obtaining a court order prohibiting you (and any others involved) from breaching this Agreement. If a court decides that any part of this Agreement is too broad, the court may limit that part and enforce it as limited.

17. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey and in any lawsuit involving this Agreement, I consent to the jurisdiction and venue of any state or federal court located in New Jersey. This Agreement represents the entire agreement between the parties, superceding all previous agreements, including the January 15, 1998 letter agreement, and may not be modified, amended, extended or renewed without the written agreement of both parties.

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John P. Burke
April 17, 2000
Page Five

         If the foregoing correctly sets forth our understanding, kindly sign and return to me the duplicate copy of this letter enclosed herewith.

Very truly yours,

TRUMP HOTELS & CASINO RESORTS, INC.
TRUMP HOTELS & CASINO RESORTS HOLDINGS, L.P.
By:  Trump Hotels & Casino Resorts, Inc.
         General Partner
                  And

TRUMP ATLANTIC CITY ASSOCIATES
By: Trump Atlantic City Holding, Inc.
         General Partner

                                                        Agreed and Consented to:


BY:      /s/ Robert M. Pickus                           /s/ John P. Burke
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         ROBERT M. PICKUS                               JOHN P. BURKE
         Executive Vice President

                                                        May 17, 2000
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